Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MAY CASH DISTRIBUTION
     DALLAS, Texas, May 18, 2010 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.138667 per unit, payable on June 14, 2010, to unit holders of record on May 28, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased slightly from the previous month due primarily to higher volumes of both oil and gas produced and an increase in oil prices. This would primarily reflect production for the month of March. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 61,156 bbls and 280,593 Mcf. The average price for oil was $77.59 per bbl and for gas was $6.99 per Mcf. Capital expenditures were approximately $44,000. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	61,156	280,593	$77.59	$6.99

Prior Month	54,779	250,664	$72.43	$7.85
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085